      Form 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

CUSIP No. 046220109                Exhibit 99.2

Reporting Persons

This Initial Statement of Beneficial Ownership of Securities Form 3 is being jointly filed by  (1) The Mangrove Partners Master Fund, Ltd. (the "Master
Fund"), (2) The Mangrove Partners Fund, L.P. (the "US Feeder"), (3) The Mangrove
Partners Fund (Cayman), Ltd. (the "Cayman Feeder"), (4) Mangrove Partners, (5)
Mangrove Capital and (6) Nathaniel August. Each of the foregoing is referred to as a "Reporting Person" and collectively as the "Reporting Persons."

Each Reporting Person claims joint beneficial ownership of the securities which are the subject of the Initial Statement on Form 3. But for the CIK and CCC
information, the information contained on this Initial Statement on Form 3 applies to each Reporting Person.